SHAREHOLDER SERVICES AGREEMENT
    I. The parties to this Agreement which shall become effective on March 1, 1984 are Endowments, Inc., a Delaware corporation (hereinafter called "the Fund") and American Funds Service Company, a California corporation (hereinafter called "AFS"). AFS is a wholly owned subsidiary of The Capital Group, Inc.
   II. The Fund hereby employs AFS, and AFS hereby accepts such employment by the Fund, as its transfer agent. In such capacity AFS will provide the services of stock transfer agent, dividend disbursing agent, redemption agent, and such additional related services as the Fund may from time to time require, all of which services are sometimes referred to herein as "shareholder services."
  III.  AFS has entered into similar agreements with other investment companies for which Capital Research and Management Company serves as investment adviser. (For the purposes of this Agreement, such investment companies, including the Fund, are called "participating investment companies.")
   IV. It is the intention of the parties hereto that AFS will provide to the participating investment companies the shareholder services referred to herein under a schedule of charges that will result in AFS being reimbursed by the participating investment companies for the costs incurred by it in providing such services. The schedule of charges is not intended to provide a profit to AFS, or its parent, nor is it intended that the charges paid by the participating investment companies for shareholder services will result in the accrual of any residual values to AFS, or its parent, in excess of the capital provided by such parent to AFS. The costs of AFS incurred in providing shareholder services to the participating investment companies shall be reimbursed to AFS by the participating investment companies on the basis of a schedule of charges described in Schedule A attached hereto. Such schedule shall be adjusted from time to time to reflect the cost experience of AFS so that the charges by AFS to the participating investment companies will approximately equal the cost, as defined below, of AFS in providing shareholder services to such participating investment companies. Adjustments in the amounts of charges shall be reported by AFS to the AFS Review and Advisory Committee as they are made effective. Any revision of the structure of the schedule of charges set forth in Schedule A hereto shall be reviewed by the AFS Review and Advisory Committee before becoming effective.
  A. AFS will bill the Fund monthly, on or about the first of each calendar month, and the Fund will pay to AFS within five days of such billing an amount determined in accordance with the fee structure and amounts set forth in Schedule A to this Agreement.
  B. In addition to the charges described in Schedule A hereto, the Fund will reimburse AFS for any amounts advanced or paid by it, directly or indirectly, for stationery, postage, and supplies used by AFS in providing shareholder services for the Fund.
  C. The costs to AFS of providing shareholder services to the participating investment companies, to be taken into account in setting charges provided in this paragraph and Schedule A hereto, shall include:
   1. The current operating expenses of AFS in providing shareholder services to the participating investment companies.
   2. Amortization of maintenance, expansion, and improvement costs. Any costs incurred by AFS in maintaining, expanding or improving the capacity of AFS to provide shareholder services to the participating investment companies will, if not charged directly as current operating expenses, be amortized as determined by AFS, with the review of AFS' Review and Advisory Committee.
   3. Interest expense incurred by AFS in financing such preparation, maintenance, expansion, or improvement costs, or incurred in borrowing necessary additional operating or capital needs.
   4. Amounts necessary to accrue and maintain such reserves as are deemed necessary, after consultation with AFS' Review and Advisory Committee, to provide for the working and other capital needs of AFS.
  D. AFS will render to the Fund as soon as is practicable after the end of each fiscal year of AFS an accounting of its costs and revenues during such fiscal year, showing amounts paid to AFS by the Fund and by each other participating investment company, and indicating the extent to which those amounts represented regular charges or charges for special services rendered to the respective participating investment companies.
    V. This Agreement may be terminated on 180 days written notice from either party to the other.
   VI. In the event of termination of this Agreement, AFS and the Fund will each extend full cooperation in effecting a conversion to whatever successor shareholder service agent the Fund may select, it being understood that all records relating to the Fund and its shareholders are property of the Fund.
  VII. In the event of termination of this Agreement, the Fund will pay to AFS a termination fee comprised of the following:
  A. The Fund's proportionate share of any costs of conversion of the Fund's transfer agency and related functions from AFS to a successor, including interest expense on borrowed capital required to finance such conversion.
  B. The Fund's proportionate share of any liability incurred by AFS to DST or otherwise, in connection with the services provided by DST to AFS, to the extent that any such liability has not been fully recovered by AFS from the participating investment companies.
  The foregoing shall include any lease obligations and any other expense or obligation fairly attributable to the previously anticipated needs of the Fund.
  C. The Fund's proportionate and equitable share of the balance of any costs incurred prior to termination which are being amortized as described in paragraph V hereof.
 VIII. The estimated termination fee shall be paid monthly, in addition to the charges paid pursuant to paragraph V hereof, in equal installments over the remaining period during which shareholder services are being provided under this Agreement, subject to adjustment as actual figures become available.
After payment of the entire adjusted termination fee, the Fund shall have no further monetary obligation to AFS.
   IX. In the event of termination of this Agreement and all corresponding agreements with all the participating investment companies, all assets of AFS will be sold or otherwise converted to cash, with a view to the liquidation of AFS when it ceases to provide shareholder services for the participating investment companies. To the extent any such assets are sold by AFS to The Capital Group, Inc. and/or any of its subsidiaries, such sale shall be at fair market value at the time of sale as agreed upon by AFS, the purchasing company or companies, and the AFS Review and Advisory Committee. After all assets of AFS have been converted to cash and all liabilities of AFS have been paid or discharged, an amount equal to the capital and paid-in surplus of AFS shall be set aside in cash for distribution to its stockholders upon liquidation of AFS. Any assets of AFS remaining after the foregoing provision for liabilities and return of capital shall be distributed to the participating investment companies in such proportions as may be determined by AFS with the consent of the AFS Review and Advisory Committee. If the assets of AFS remaining after provision for the payment of all liabilities of AFS are less than the capital and paid-in surplus of AFS, such deficiency shall be added to the termination charges paid by the participating investment companies or shall be otherwise paid to AFS, in such proportions as may be determined by AFS with the consent of the AFS Review and Advisory Committee so that cash will be provided for distribution upon the liquidation of AFS to the parent of AFS of the full amount of capital and paid-in surplus of AFS.
    X. In the event of disagreement between the Fund and AFS, or between the Fund and other participating investment companies as to any matter arising under this Agreement, which the parties to the disagreement are unable to resolve, the question shall be referred to the AFS Review and Advisory Committee for resolution. If the AFS Review and Advisory Committee is unable to resolve the question to the satisfaction of both parties, either party may elect to submit the question to arbitration; one arbitrator to be named by each party to the disagreement and a third arbitrator to be selected by the two arbitrators named by the original parties. The decision of a majority of the arbitrators shall be final and binding on all parties to the arbitration. The expenses of such arbitration shall be paid by the party electing to submit the question to arbitration.
  This Agreement was executed by the parties on March 1, 1984.
ENDOWMENTS, INC.   AMERICAN FUNDS SERVICE COMPANY
By  /s/ RICHARD H. M. HOLMES  By  /s/ EUGENE C. FREY
 Richard H. M. Holmes       Eugene C. Frey
 Chairman of the Board           President
By  /s/ ISABELLE V. LINDSKOOG By  /s/ THOMAS E. TERRY
 Isabelle V. Lindskoog       Thomas E. Terry
 Secretary        Secretary
                           Effective 10/1/84
                                   SCHEDULE A
  Pursuant to the agreements between the funds and AFS, the base charge per shareholder account shall be as follows:
                                                         Monthly
          Funds Paying Annual Dividends  $ .60
          Funds Paying Semi-Annual Dividends  .64
          Funds Paying Quarterly Dividends  .72
          Funds Paying Five Dividends   .76
          Funds Paying Monthly Dividends  1.04
          CMTA      1.60
          Closed Accounts    .10